Investor Contact:                 Alex Lewis                                                                      NEWS RELEASE
877-784-7167

Media Contact:                     Debbie Atkins
864-597-8361

DENNY’S REPORTS THIRD QUARTER 2007 SAME-STORE SALES

Spartanburg, S.C., October 9, 2007 – Denny’s Corporation (NASDAQ: DENN) today reported same-store sales for its company-owned Denny’s restaurants during the quarter ended September 26, 2007 compared with the related period in fiscal year 2006.

Sales:	3Q-2007	3Q-2006	YTD-2007	YTD-2006

Same-Store Sales	1.3%	4.2%	0.7%	2.8%

Guest Check Average	6.0%	3.7%	4.1%	5.2%
Guest Counts	(4.5%)	0.6%	(3.2%)	(2.2%)

Nelson Marchioli, President and Chief Executive Officer, stated, “Through proactive management of our menu and our promotions, Denny’s delivered positive same-store sales in the third quarter despite facing strong comparable sales in the prior year.  We are managing our business with the goal of maximizing profit in a challenging revenue and cost environment.  In addition, we continue to successfully execute on our strategic initiatives directed at product innovation and system expansion.”

Denny’s ended the quarter with 468 company restaurants and 1,071 franchised and licensed restaurants.  During the third quarter, Denny’s opened two new company restaurants, closed none and sold 22 company restaurants to franchisee operators.  In addition, franchisees opened two new restaurants, closed four and purchased 22 company restaurants.

Further Information

Denny’s expects to release results for its third quarter ended September 26, 2007 after the markets close on Thursday, November 1, 2007.

Denny’s is America’s largest full-service family restaurant chain, consisting of 468 company-owned units and 1,071 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2006 (and in the Company’s subsequent quarterly reports on Form 10-Q).